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                                                                    EXHIBIT 10.7

                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Executive Employment Agreement (the "Agreement") is entered into and is effective as of January 5, 2001, by and between Robert Beauchamp, an individual resident of Sugarland, Texas ("Executive") and BMC Software, Inc., a Delaware corporation (the "Employer"). The Employer and Executive are each a "party" and are together "parties" to this Agreement.

                                    RECITALS

         WHEREAS, the Employer desires to employ Executive and Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the employment compensation to be paid to Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         "Agreement" refers to this Executive Employment Agreement, including all Exhibits attached hereto, as amended from time to time.

         "Base Salary" as defined in Section 4(a).

         "Benefits" as defined in Section 4(c).

         "Board of Directors" or "Board" refers to the board of directors of the Employer.

         "Cause" as defined in Section 8(c).

         "Change of Control" A Change of Control shall exist in any of the following circumstances: a) the acquisition, directly or indirectly, by any person or related group of persons (other than the Employer or a person that directly or indirectly controls, is controlled by, or is under common control with, the Employer) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Employer's outstanding securities pursuant to a tender or exchange offer made directly to the Employer's stockholders, b) a change in the composition of the Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or


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nomination was approved by the Board, or c) a merger or consolidation in which securities possessing at least forty percent (40%) of the total combined voting power of the Employer's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of the Employer's assets in complete liquidation or dissolution of the Employer.

         "Confidential Information" means any and all:

                  (a) trade secrets (as defined herein) concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret;

                  (b) information which has value in the Employer's business and which the Employer takes reasonable steps to keep confidential; this consists of information concerning the business and affairs of the Employer, such as, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, marketing and sales plans, business plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

                  (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

         "Disability" as defined in Section 8(b).

         "Effective Date" is the date stated in the first paragraph of the Agreement.

         "Employee Invention" shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any reasonable way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by Executive, either solely or in conjunction with others, following termination of Executive's employment with the Employer, that is based upon or uses Confidential Information.



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         "Employment Period" is the period of Executive's employment under the
Agreement, commencing on January 5, 2001, and ending on the date on which Executive's employment terminates for any reason or under any circumstances.

         "Fiscal Year" shall mean the Employer's fiscal year, which shall end on March 31 of each calendar year, or as changed from time to time.

         "Good Reason" as defined in Section 8(d).

         "person" is any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         "Proprietary Items" as defined in Section 9(b)(i)(d).

         "trade secrets" shall mean the whole or any part of any scientific or technical information, design, process, procedure, formula, or improvement that has value and that the owner has taken measures to prevent from becoming available to persons other than those selected by the owner to have access for limited purposes.

         2. Position and Duties.

                  (a) Position. Executive shall hold the position of Chief Executive Officer. Executive shall report directly to the Board of Directors. The Employer will also recommend, and take all reasonable steps to ensure, that Executive is elected to the Board of Directors.

                  (b) Duties. Executive will have such duties as are typically performed by the chief executive officer of any company, including those assigned or delegated to Executive by the Board of Directors. Executive shall devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his reasonable best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Executive's employment will be subject to the policies maintained and established by the Employer from time to time. Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, during his employment with the Employer without advance written approval of the Employer's Board of Directors, which will not be unreasonably withheld or delayed, and Executive will not directly or indirectly engage or participate during the Employment Period in any business that is competitive in any manner with the business of the Employer; provided, however, that nothing in this Section 2(b) will prevent Executive (i) from engaging in additional activities in connection with passive personal investments and community affairs that are not inconsistent with Executive's duties under this Agreement; (ii) from serving on the boards of directors of other companies or organizations, or engaging in other activities, so long as such participation does not conflict with the interests or business of the Employer or require such involvement as to interfere with the performance of Executive's duties hereunder. If Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, Executive will fulfill his duties as such director or officer without additional compensation. Executive acknowledges and agrees that he owes a



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fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer.

                  (c) Performance Review. Executive's performance will be reviewed from time to time by the Board of Directors. The initial review shall be no later than November 1, 2001 and will cover his performance through September 30, 2001.

         3. At-Will Employment.

                  (a) No Fixed Term. Executive's employment with the Employer shall be "at will," and for no fixed term, such that either Executive or the Employer may terminate Executive's employment at any time for any or no reason, with or Without Cause or with or Without Good Reason, by giving notice as provided in Section 3(b) below. Any contrary agreements or understandings between the parties or representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Employer on the "at will" nature of Executive's employment, which may only be changed in an express written agreement signed by Executive and an authorized officer of the Employer.

                  (b) Notice of Termination. The Employer may terminate Executive's employment at any time for any or no reason, with or Without Cause, by giving written notice to Executive. Executive may terminate his employment at any time and for any or no reason, with or Without Good Reason, by giving thirty (30) days' advance notice to the Employer. Executive's employment shall terminate automatically in the event of his death.

                  (c) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of Executive's obligations under Sections 9 and 10.

         4. Compensation

                  (a) Base Salary. During the Employment Period, the Employer shall pay Executive an annual base salary in the amount of Six Hundred
Thousand Dollars ($600,000.00), less applicable taxes and withholdings, payable in accordance with the Employer's standard payroll practices and procedure. Executive's base salary shall be reviewed at least annually and, if deemed appropriate by the Compensation Committee of the Board of Directors in its sole discretion, shall be increased from time to time. (The annual base salary specified in this Section 4(a) together with any changes to such compensation that the Employer may make from time to time, are referred to in this Agreement as the "Base Salary.")

                  (b) Target Bonus. Beginning with the fiscal year starting April 1, 2001, and each year thereafter during the Employment Period, Executive will be eligible to earn a target annual bonus equal to 100% of his Base Salary ("Target Bonus"), based on the following performance measures: 60% based on Employer financial measures (a 70/30 mix of Revenue Growth and Net Income Margin of the Employer); 20% on accomplishment of Management Team Objectives; and 20% on accomplishment of Individual Objectives. The Employer financial measures, Management Team Objectives, and the Individual Objectives shall be set by the Board of Directors by no later than forty-five (45) days after the start of the fiscal year in


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question. The Executive may earn anywhere from no portion of the bonus tied to each performance measure up to twice the portion of the bonus tied to each measure. Thus, although the annual Target Bonus will be $600,000 for the fiscal year starting April 1, 2001, Executive could earn no bonus or could earn up to $1.2 million in bonuses in such fiscal year under this section. Payment to Executive will be made quarterly within forty-five (45) days of the end of each quarter for the portion of the Target Bonus based on the Employer financial measures and annually within sixty (60) days of the fiscal year end for the Management Team Objectives and Individual Objectives. The Board of Directors will make the decision in its sole discretion as to whether Executive and the Employer met or exceeded the performance measures and the amount, if any, of bonus earned; its decision shall be final and conclusive.

         For the portion of the fiscal quarter from January 5, 2001 until March 31, 2001, Executive shall receive a guaranteed bonus of One Hundred Fifty Thousand Dollars ($150,000.00), provided that he is still employed by the Employer as Chief Executive Officer on March 31, 2001. Any bonus paid to Executive under this paragraph shall be paid no later than April 15, 2001 and will be subject to applicable taxes and withholdings and in accordance with the Employer's standard payroll practices and procedures.

                  (c) Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, hospitalization, major medical, and other employee benefits plans of the Employer that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans (collectively, the "Benefits").

         5. Facilities and Expenses

                  (a) Facilities. During the Employment Period, the Employer will furnish Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems reasonably necessary or appropriate for the performance of Executive's duties under this Agreement.

                  (b) Expenses. The Employer will pay on behalf of Executive (or reimburse Executive in a timely manner for) reasonable expenses incurred by Executive at the request of, or on behalf of, the Employer in the performance of Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by Executive in attending business meetings, in appropriate business entertainment activities, and for promotional expenses. Executive must file expense reports with respect to such expenses in accordance with the Employer's policies then in effect.

         6. Vacations and Holidays. Executive will be entitled to paid vacation during the Employment Period in accordance with the vacation policies of the Employer in effect for its employees from time to time. Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies.

         7. Equity.

                  (a) Prior Option Grants. Executive was previously granted stock options to purchase shares of Employer common stock under the BMC Software, Inc. 1988



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Stock Option Plan, 1990 Stock and Incentive Plan, and 1994 Employee Incentive
Plan, and pursuant to the Employee Stock Option Agreements evidencing such grants. Executive's rights respecting such previously-granted stock options and the stock owned by Executive as a result of exercise of such previously-granted stock options shall continue under the applicable plans and pursuant to the applicable Employee Stock Option Agreements, as amended from time to time.

                  (b) Option Shares. Subject to the approval of the Board of Directors, the Employer shall grant Executive an option to purchase 1,000,000 shares (the "Option Shares") of the Employer's Common Stock pursuant to the Employer's 1994 Employee Incentive Plan and the Executive Stock Option Agreement evidencing such grant. The Option shall be granted as soon as reasonably possible and no later than thirty (30) days after the Effective Date. The Employer will use its best efforts to have this option grant approved by the Board of Directors on January 8, 2001. The per share exercise price of the Option will be equal to the current fair market value of the Common Stock on the date of grant. The term of the Option shall be ten (10) years, subject to earlier expiration in the event of termination of Executive's employment. So long as Executive continues in employment with the Employer, 25% of the Option Shares shall vest and become exercisable upon the first-year anniversary of the Effective Date; the remaining Option Shares shall vest and become exercisable in three (3) equal installments on each of the next three (3) anniversary dates of the Effective Date, such that all of the Option Shares shall be fully vested and fully exercisable on the fourth (4th)-year anniversary of the Effective Date. Executive's signing of the Executive Stock Option Agreement shall be a condition of the grant and exercise of the Option Shares.

         8. Termination.

                  (a) Events of Termination. Executive's employment, the Employment Period, the Base Salary, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 8):

                           (i) upon the death of the Executive;

                           (ii) upon termination of employment due to the
Disability of the Executive;

                           (iii) upon termination by the Employer for Cause;

                           (iv) upon resignation of employment by the Executive
Without Good Reason;

                           (v) upon termination by the Employer Without Cause;

                           (vi) upon the resignation of employment by Executive
for Good Reason.

                  Upon termination of Executive's employment, as provided above or otherwise, Executive's rights respecting benefits, stock options, and restricted stock will be determined under the applicable plan or program providing the same.



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                  (b) Definition of Disability. For purposes hereof, the term
"Disability" shall mean an incapacity by accident, illness or other circumstances which renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder on a full-time basis for a period of at least 120 consecutive days, or 180 days during any twelve-month period. Upon the occurrence of Disability, the Employer may then terminate Executive's employment due to Disability by providing written notice to Executive of such termination of employment. Nothing herein shall be interpreted as preventing the Employer from terminating Executive's employment for any other reason or at any time.

                  (c) Definition of Termination for "Cause." For all purposes under this Agreement, a termination for "Cause" shall mean termination by the Employer of Executive's employment for any one or more of the following reasons:
(i) Executive's continued and material failure to perform satisfactorily his work duties after receipt of a written warning and at least thirty (30) days to improve; (ii) Executive's material violation of any Employer policy or code of conduct; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Employer without first presenting it to the Employer in writing and giving it a reasonable opportunity to accept or reject such opportunity, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (iv) Executive's engaging in conduct that is materially injurious to the Employer;
(v) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; (vi) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a punishment; or (vii) the conviction of Executive by a court of competent jurisdiction of a crime involving moral turpitude. The determination of whether the Executive's employment is terminable for Cause shall be made solely by the Employer, which shall act in good faith in making such determination. A termination of Executive's employment by the Employer for any other reason or in any other circumstances, except due to Disability, will be a termination "Without Cause."

                  (d) Definition of Resignation for "Good Reason." For all purposes under this Agreement, "Good Reason" for Executive's resignation will exist if he resigns his employment with the Employer within sixty (60) days of the occurrence, without Executive's express written consent, of any of the following events: (i) a reduction in Executive's Base Salary or Target Bonus;
(ii) a material adverse change in Executive's duties or responsibilities;
(iii) the requirement that Executive relocate his place of employment by more than fifty (50) miles from his then current office; or (iv) any material breach of this Agreement by the Employer; provided that, Executive may only resign for Good Reason based on clause (iv) above if he has provided to the Board of Directors a written notice and description of the claimed material breach and the Employer has failed to correct such breach within thirty (30) days after receiving such written notice and description from Executive.

         A resignation of employment by Executive for any other reason or under any other circumstances will be a resignation "Without Good Reason."

                  (e) Severance. Should Executive's employment with the Employer be terminated by the Employer Without Cause or should Executive resign his employment with the Employer for Good Reason, then, provided that Executive delivers to the Employer an executed


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original of the Severance Agreement and General Release attached as Exhibit A to this Agreement, and further provided that Executive does not revoke such executed agreement and release within seven (7) days thereafter, the Employer will provide to Executive the following:

                           (i) a lump sum payment equal to two (2) years of his
Base Salary; and

                           (ii) a lump sum payment equal to the average of the
yearly cash bonus amounts received by Executive in each of the 3 years preceding the year of termination or resignation, provided that Executive held his current position as of the end of each such year, or, alternatively, if the date of termination or resignation is fewer than 3 years from the date on which Executive began in his current position, then Executive shall receive a lump sum payment equal to the Target Bonus.

         Such payments under this Section 8(e) will be made no later than thirty-five (35) days following the date Executive executes Exhibit A. Severance payments do not constitute continued employment beyond the termination date.

                  (f) Change of Control. If within 12 months after a Change of Control, Executive's position is terminated by the Employer Without Cause or Executive resigns his employment for Good Reason, then, provided that Executive delivers to the Employer an executed original of the Severance Agreement and General Release attached as Exhibit A to this Agreement, and further provided that Executive does not revoke such executed agreement and release within seven
(7) days thereafter, Executive shall be entitled to the following in lieu of the amounts set forth in Section 8(e):

                           (i) a lump sum payment equal to two (2) years of his
Base Salary;

                           (ii) a payment equal to the average of the yearly
cash bonus amounts received by Executive in each of the 3 years preceding the year of termination or resignation, provided that Executive held his current position as of the end of each such year, or, alternatively, if the date of termination or resignation is fewer than 3 years from the date on which Executive began in his current position, then Executive shall receive a lump sum payment equal to the Target Bonus; and

                           (iii) continued medical insurance benefits at no cost
to Executive, for Executive and his dependents (including his spouse) who were covered as of such termination event under the medical insurance benefit plan as in effect for employees of the Employer during the coverage period, or the substantial equivalence, for 18 months or until such time that he is re-employed and is provided medical insurance benefits (which coverage shall be promptly reported to the Employer by Executive), whichever is sooner.

         Such payments under this Section 8(f) will be made no later than thirty-five (35) days following the date Executive executes Exhibit A. Upon Executive's execution and delivery of Exhibit A, a Company representative will execute and deliver to Executive Exhibit A, assuming the requirements of this Agreement have been met. Severance payments do not result in extending employment beyond the termination date.



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                  (g) No Mitigation. Any remuneration received by Executive from a third party following his employment with the Employer shall not apply to reduce the Employer's obligations to make payments hereunder.

         9. Non-Disclosure Covenant; Employee Inventions.

                  (a) Acknowledgments By Executive. The Executive acknowledges that (i) prior to and during Executive's employment and as a part of his employment, Executive has been and will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (iii) because Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (iv) the provisions of this Section 9 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

                  (b) Agreements of Executive. In consideration of the compensation and benefits to be paid or provided to Executive by the Employer under this Agreement, the Executive covenants the following:

                           (i) Confidentiality.

                                    (a) Executive will hold in confidence the
Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                                    (b) Any trade secrets of the Employer will
be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                                    (c) None of the foregoing obligations and
restrictions applies to any part of the Confidentiality Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive.

                                    (d) Executive will not remove from the
Employer's premises (except to the extent such removal is for purposes of the performance of Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Employer recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during Executive's employment, Executive will return to the Employer all of the



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Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

                           (ii) Employee Inventions. Each Employee Invention
will belong exclusively to the Employer. Any idea, invention, technique, modification, process or improvement developed by Executive that does not constitute an Employee Invention shall belong exclusively to the Executive. The Executive acknowledges that all of the Executive's writings, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants as follows:

                                    (a) he will promptly disclose to the
Employer in writing any Employee Invention;

                                    (b) he hereby assigns to the Employer or to
a party designated by the Employer, all of the Employer's rights to the Employee Invention for the United States and all foreign jurisdictions;

                                    (c) that he will execute and deliver to the
Employer such applications, assignments, and other documents as the Employer may reasonably request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                                    (d) that he will sign all other papers
reasonably necessary to carry out the above obligations; and

                                    (e) that he will give testimony and render
any other assistance in support of the Employer's rights to any Employee Invention.

         Notwithstanding the foregoing, Employer shall pay for all reasonable out-of-pocket expenses incurred by Executive in carrying out the foregoing duties.

                           (iii) Nondisparagement. Executive shall not
disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

                           (iv) Creative Works. Executive shall not create,
assist with or consult on any creative works which discuss, describe, or reference the Employer or any executive of the Employer. Creative works includes but is not limited to novels, nonfiction writings, any authored work, plays, screenplays, musicals or the like.

                  (c) Disputes or Controversies. Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to


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any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

         10. Non-Competition and Non-Interference.

                  (a) Acknowledgments By Executive. The Executive acknowledges that: (i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Employer's business is international in scope and its products are marketed throughout the United States and the world; (iii) the Employer competes with other businesses that are or could be located in any part of the world; (iv) the provisions of this Section 10 are reasonable and necessary to protect the Employer's business; and (v) in connection with the fulfillment of his duties hereunder and as an employee of the Employer, the Employer will provide Executive with Confidential Information necessitating the execution of the covenants contained in this Section 10.

                  (b) Covenants of Executive. In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by the Employer, Executive covenants that during and for two (2) years following the termination of his employment for any reason, he will not, directly or indirectly:

                           (i) engage or invest in, own, manage, operate,
finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere in the world, provided, however, that Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

                           (ii) whether for Executive's own account or for the
account of any other person, solicit business of the same or similar type being carried on by the Employer, from any person known by Executive to be a customer or a potential customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of Executive's employment with the Employer;

                           (iii) whether for Executive's own account or the
account of any other person, (y) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee (or was an employee within twelve (12) months of the date in question) of the Employer at any time during Executive's employment or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (z) interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

         If any Covenant in this Section 10 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

         The period of time applicable to any covenant in this Section 10 will be extended by the duration of any violation by the Executive of such covenant.

         11. Indemnification. Executive and Employer have executed an Indemnification Agreement dated November 4, 1996. That Agreement will continue in effect as per its terms.

         12. General Provisions.

                  (a) Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 9 and 10) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

                  (b) Covenants of Sections 9 and 10 Are Essential and Independent Covenants. The covenants by Executive in Sections 9 and 10 are essential elements of this Agreement, and without Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed Executive. The Employer and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and proprietary of such covenants, with specific regard to the nature of the business conducted by the Employer.

         If Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 9 and 10.

                  (c) Representations and Warranties By The Executive. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound. Executive further specifically represents and warrants that he is not subject to, nor will he violate, any agreement not to compete upon the execution and delivery by him of this Agreement.

         Executive represents and warrants that he will not utilize or divulge any proprietary materials or information from his previous employers.

                  (d) Obligations Contingent on Performance. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon Executive's performance of Executive's obligations hereunder.

                  (e) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  (f) Binding Agreement; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

                  (g) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested and signed for by the party required to receive notice, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

             If to the Employer:

             BMC Software, Inc.
             2101 City West Blvd
             Houston, Texas 77042
             Telephone No. (713) 918-8800
             Facsimile No. (713) 918-8000

             Attn: Board of Directors

         If to Executive: at most recent home address in personnel files, or other address more recently provided to the Employer by Executive.

                  (h) Entire Agreement; Amendments. Except as provided in (i) plans and programs of the Employer referred to in Sections 4(c) and 7, and (ii) any signed written agreement contemporaneously or hereafter executed by the Employer and Executive, this Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement shall not be construed to supersede any stock option agreements or restricted stock agreements entered into between Executive and the Employer at any time prior to the execution of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

                  (i) Governing Law. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

                  (j) Arbitration. In the event that there shall be any dispute arising out of or in any way relating to Executive's employment with the Employer, this Agreement, the contemplated transactions, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties covenant and agree as follows:

                           (i) The parties shall first use their reasonable best
efforts to resolve such dispute among themselves, with or without mediation.

                           (ii) If the parties are unable to resolve such
dispute among themselves, such disputes shall be submitted to binding arbitration in Houston, Texas, under the auspices of, and pursuant to the rules of, the American Arbitration Association's Commercial Arbitration Rules as then in effect, or such other procedures as the parties may agree to at the time, before one arbitrator. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The parties agree to abide by and perform any award rendered by the arbitrators. If either Executive or the Employer seeks enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its costs and expenses (including applicable travel expenses) from the non-prevailing party, in addition to any other relief to which it may be entitled. Either Executive or the Employer may cause an arbitration proceeding to commence by giving the other party notice in writing of such arbitration. Executive and the Employer covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration. Notwithstanding anything in this section to the contrary, neither Executive nor the Employer shall be precluded from seeking court action in the event the action sought is either an injunction action, a restraining order or other equitable relief. The arbitration proceeding shall be held in English.

                           (iii) Legal process in any action or proceeding
referred to in the preceding section may be served on any party anywhere in the world.

                           (iv) Except as expressly provided herein and except
for injunctions and other equitable remedies that are required in order to enforce this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW. Each party acknowledges that it has been represented by legal counsel of its own choosing and has been advised of the intent, scope and effect of this
Section 12(j) and has voluntarily entered into this Agreement and this Section 12(j).

                           (v) Excluded from this Section 12(j) are any claims
for workers compensation, unemployment insurance, or for temporary injunctive relief to enforce Sections 9 and 10 of this Agreement.

                  (k) Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the words or terms it precedes.

                  (1) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  (n) Waiver of Jury Trial. The parties hereto waive a jury trial in any litigation with respect to this Agreement.

                  (o) Withholding of Taxes and Other Employee Deductions. The Employer may withhold from any payments and benefits made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal deductions made with respect to the Employer's employees generally.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



                  EMPLOYER:
                  BMC Software, Inc.


                  By: /s/ ROBERT H. WHILDEN, JR.
                      --------------------------------
                  Name: Robert H. Whilden, Jr.

                  Title: Senior Vice President,
                         General Counsel and Secretary




                  EXECUTIVE:



                  /s/ ROBERT BEAUCHAMP
                  --------------------
                  Robert Beauchamp

                  [EXHIBIT A TO EXECUTIVE EMPLOYMENT AGREEMENT]

                     SEVERANCE AGREEMENT AND GENERAL RELEASE


                  This Severance Agreement and General Release ("Agreement") is entered into by and between Robert Beauchamp ("Executive") and BMC Software, Inc. (hereinafter the "Employer") (Executive and the Employer are each a "party" to this Agreement and, when collectively referenced herein, Executive and the Employer shall be referred to as the "Parties"), and is made and entered into with reference to the following facts:

                                    RECITALS

                  WHEREAS, Executive was hired by the Employer in 1988 and has held the position of the Employer's Chief Executive Officer since January 5, 2001, and

                  WHEREAS, Executive's employment with the Employer has been terminated effective __________, (the "Termination Date"); and

                  WHEREAS, the Employer and Executive desire to resolve, fully and finally, any and all claims or disputes that exist or may exist between them through the date of this Agreement.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

                  1. AGREEMENT BY THE EMPLOYER. Prior to the execution of this Agreement, Employer will pay Executive all Base Salary and for the value of all unused vacation earned through the date of termination. Employer will also pay Executive for any Target Bonus awarded by the Board of Directors but not yet paid. In exchange for Executive's agreement to the releases and other terms and conditions of this Agreement, the Employer agrees to provide Executive, after the Effective Date (as defined below) of this Agreement, a total gross lump sum payment of $________________, which is equal to (a) 2 years of his Base Salary based upon his current Base Salary of $_____________; (b) plus $_________________, which is equal to either (i) the average of the yearly cash bonus amounts received by Executive in each of the 3 years preceding the Termination Date; or alternatively and as applicable (ii) if the Termination Date is fewer than 3 years from the date on which Executive became Chief Executive Officer, the Target Bonus. [Insert other benefits if applicable.]

                  2. AGREEMENT BY THE EXECUTIVE. By signing this Agreement and accepting the payment set forth in Section 1 above, Executive agrees to be bound by the terms of this entire Agreement. Executive further agrees to be bound by the surviving terms of the agreements he entered into as an employee of the Employer.

                  3. RELEASE OF CLAIMS. In exchange for the consideration provided in Section 1 above, Executive hereby expressly waives, releases, acquits and forever discharges the Employer and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (hereinafter the "Released Parties" or "Releasees"), from any and all claims, demands, and causes of action which Executive has or claims to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of Executive's execution of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, constructive discharge claims, emotional distress claims, public policy claims, wage claims, claims for debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, claims for the Employer's stock or options to purchase the Employer's stock, claims for vesting or accelerated vesting of options to purchase the Employer's Common Stock, claims for defamation, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Texas Commission on Human Rights Act, the Texas Labor Code, as such statutes may have been or may be amended from time to time and any other federal, state or local statute governing any aspect of the employer/employee relationship.

                  4. RELEASE OF CLAIMS FOR AGE DISCRIMINATION. Without in any way limiting the generality or scope of Section 3 of this Agreement, Executive hereby understands and agrees to release any and all claims, rights or benefits Executive has or may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. Section 621, et seq., as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law, including, without limitation, the Texas Commission on Human Rights Act.

                  5. RELEASE OF UNKNOWN CLAIMS. Executive understands and agrees, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all claims, rights or benefits that Executive may have which are unknown to Executive at the time of the execution of this Agreement.

                  6. INDEMNIFICATION AGREEMENT. Executive's and Employer's rights and responsibilities under the Indemnification Agreement dated November 4, 1996 between Executive and Employer will continue in effect and will not be affected by this Agreement.

                  7. SUFFICIENCY OF CONSIDERATION. Executive acknowledges and agrees that absent this Agreement, Executive has no legal entitlement to the consideration provided in this Agreement and that the consideration represents good and sufficient value for the releases and other agreements of Executive set forth in this Agreement.

                  8. NON-ADMISSION OF LIABILITY. Executive understands that the Employer denies that it has engaged in any wrongdoing whatsoever in connection with its dealings with Executive and that nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Employer and/or the Released Parties.

                  9. CONSULTATION WITH AN ATTORNEY. Executive is advised to consult with an attorney of his choosing prior to entering into this Agreement.

                  10. ACCEPTANCE OF AGREEMENT. Executive has up to twenty-one
(21) days after the Termination Date to consider this Agreement and Executive may revoke this Agreement at any time during the first seven (7) days following Executive's execution of this Agreement by delivering written notice of revocation to the Secretary of the Employer's Board of Directors, no later than five (5:00) p.m. on the seventh (7th) day after execution. Executive received this Agreement on __________,200__. The settlement offer contained in this Agreement will automatically expire if this Agreement, fully executed by Executive, is not received by the Secretary of the Employer's Board of Directors, on or before __________, 200__.

                  11. EFFECTIVE DATE OF AGREEMENT. This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven (7) days following the date of Executive's execution of this Agreement (the "Effective Date"), provided that Executive has executed and submitted to the Company the executed original of this Agreement in a timely manner as set forth in Section 10 and Executive has not exercised Executive's right to revoke this Agreement as set forth in Section 10.

                  12. NO FILING OF CLAIMS. Executive represents and warrants that Executive does not presently have on file, and further represents and warrants that Executive will not hereafter file, any claims, charges, grievances or complaints against the Employer and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Employer and/or the Released Parties occurring prior to the date of Executive's execution of this Agreement.

                  13. OWNERSHIP OF CLAIMS. Executive represents and warrants that Executive is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to Executive's employment with the Employer and/or the resignation thereof.

                  14. SUCCESSORS AND ASSIGNS. Executive understands and agrees that this Agreement and all of its terms shall be binding upon Executive's representatives, heirs, executors administrators, successors and assigns.

                  15. TAX LIABILITY. Executive acknowledges and agrees that he has obtained no advice from Releasees (defined above) and that neither Releasees, nor their attorneys, have made any representation regarding the tax consequences, if any, of Executive's receipt of the settlement amounts and other consideration provided for in this Agreement. Executive further acknowledges and agrees that he is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement. Executive agrees to indemnify the Employer and hold the Employer harmless for any and all taxes, penalties and/or other assessments that the Employer is, or may become, obligated to pay on account of any payments and other consideration made to Executive under this Agreement.

                  16. ATTORNEYS' FEES. Executive understands and agrees that in any dispute between Executive and the Employer regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys' fees arising out of such dispute.

                  17. CONFIDENTIALITY. Executive understands and agrees that the terms and existence of this Agreement and any other terms or information relating to the resignation of Executive's employment with the Employer are strictly confidential and may not be disclosed to any other person or entity, with the exception of Executive's immediate family members and legal and financial advisors.

                  18. CONTINUING OBLIGATIONS. Executive and Employer understand and agree that certain obligations set forth in the Executive Employment Agreement between the Parties of January 5, 2001, as it may have been amended from time to time, a copy of which is attached hereto (at the time of execution) as Exhibit A and incorporated herein by this reference, continue beyond termination of his employment with the Employer. Those obligations include those set forth in Sections 9, 10, 11 and 12 of that Agreement. Executive further understands and agrees that a breach of any continuing obligation contained in the Employer's Executive Employment Agreement shall also constitute a breach of this Agreement.

                  19. NON-DISPARAGEMENT. Executive agrees that he will not disparage or in any way criticize the Employer and/or its officers, managers, supervisors, employees, investors, products, services, or technology at any time in the future. Nothing contained in this Section is intended to prevent Executive from testifying truthfully in any legal proceeding.

                  20. HEADINGS. The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

                  21. INTEGRATION. This Agreement, and the surviving provisions of the accompanying Exhibit A, constitute an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. In this regard, Executive represents and warrants that he is not relying on any promises or representations which do not appear written herein. Executive further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

                  22. TEXAS LAW APPLIES. This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles.

                  23. SEVERABILITY. Executive agrees that if any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

                  24. EXECUTION BY COUNTERPARTS/FACSIMILE. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties signed the same document.

                            [SIGNATURE PAGE FOLLOWS]

           [SIGNATURE PAGE TO SEVERANCE AGREEMENT AND GENERAL RELEASE]



EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT EXECUTIVE HAS ENTERED
INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE'S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement on the date provided below.




ROBERT BEAUCHAMP





------------------------------

Date:
     -------------------------






                               BMC SOFTWARE, INC.

                               By:
                                  ---------------------------------------------

                               Its:
                                   --------------------------------------------

                               Date:
                                    -------------------------------------------